Presentation to the Special Committee – February 8 , 2013 Project ZENITH Confidential - For the Special Committee's Use Only

Confidential - For the Special Committee's Use Only Project ZENITH Disclaimer These materials have been prepared for the Special Committee (the “Special Committee”) of the Board of Directors (the “Board”) of the company referred to herein as “ZENITH” or the “Company” in their consideration of the transaction described herein (the “Transaction”) . The purpose of these materials is to provide the Special Committee with an explanation of the basis upon which Cowen and Company Asia (“Cowen”) is rendering an opinion (our “Opinion”) as to the fairness, from a financial point of view, to the holders of ZENITH’s common stock, other than the Excluded Holders (as defined herein), of the consideration to be received by such holders in connection with the Transaction . These materials should be read in conjunction with and are subject to the terms of our Opinion . Cowen expresses no view as to ZENITH’s underlying business decision to effect the Transaction, the relative merits of the Transaction as compared to other business strategies or transactions that might be available to ZENITH or to any other aspect or implication of the Transaction or any other agreement, arrangement or understanding entered into in connection with the Transaction or otherwise . In preparing these materials, Cowen has, with your consent, relied upon information provided to Cowen by ZENITH and publicly available information . Cowen has not independently verified any such information, and has relied upon it being accurate and complete in all material respects . To the extent such information includes estimates and forecasts of future financial performance prepared by or reviewed with the management of ZENITH, Cowen has assumed that such estimates and forecasts have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of ZENITH or, with respect to estimates and forecasts obtained from public sources, represent reasonable estimates . Please note that these materials are based on the business and operations of ZENITH as represented to Cowen as of the date hereof, and do not purport to take into consideration any information or events arising subsequent to such date . Cowen makes no representation or warranty that there has been no material change in the information provided to or reviewed by Cowen in connection herewith . The information contained herein is confidential and has been prepared for the benefit and use of the Special Committee and the Board in their consideration of the Transaction, and may not be used for any other purpose or reproduced, disseminated, quoted or referred to at any time, in any manner or for any purpose without Cowen’s prior written consent ; provided, however, that you may disclose to any and all persons the U . S . federal income tax treatment and tax structure of the Transaction and the portions of these materials that relate to such tax treatment or structure . These materials are not for the benefit of, and do not convey any rights or remedies to, any holder of securities of ZENITH or any other person . These materials are subject to the assumptions, qualifications and limitations set forth herein and in the form of our Opinion and do not constitute a recommendation by Cowen to the Special Committee, the Board or any other person on how to vote with respect to the Transaction . Nothing contained herein should be construed as tax, accounting or legal advice .

Confidential - For the Special Committee's Use Only Project ZENITH 1 Table of Contents I. Executive Summary 2 II. Overview of ZENITH 10 III. Valuation Analysis 18 IV. Appendix 27 Page

Project ZENITH Confidential - For the Special Committee's Use Only I. Executive Summary

Confidential - For the Special Committee's Use Only Project ZENITH 3 Transaction Overview I. EXECUTIVE SUMMARY Structure and Background The following is a summary of the structure and background of the Transaction (as defined below) and certain terms of the Merger Agreement (as defined below), as amended on January 14, 2013 Offer Price Value ; $13.50 in cash per share of ZENITH common stock ; The Offer Price implies an equity value of $503.5 million and an enterprise value of $818.6 million for ZENITH Source: The executed Merger Agreement, as amended. Capitalized terms used and not defined herein have the meanings set forth in the Merger Agreement. Note: Represents a transaction value based on fully diluted shares outstanding including 37.2 million shares of common stock as of November 14, 2012 at Q3 2012 filing, per ZENITH 10 - Q, and 787,000 options outstanding as of January 14, 2013, per ZENITH management. ; On March 27 , 2012 , ZENITH announced the receipt of a non - binding proposal from its Chairman and Chief Executive Officer, Mr . Xianfu Zhu ("Mr . Zhu"), to acquire all of the outstanding shares of ZENITH's common stock not currently owned by him in a going - private transaction at a proposed price of $ 13 . 50 per share in cash (the "Proposal") ; ZENITH established a Special Committee of the Board of Directors (the "Special Committee") on March 27 , 2012 to consider the Proposal ; On May 10 , 2012 , Barclays Bank PLC ("Barclays") was appointed as independent financial advisor to the Special Committee ; Barclays conducted a market check process and approached 4 potential strategic buyers and 18 potential financial sponsors ; Barclays subsequently resigned as ZENITH's financial advisor on November 23 , 2012 ; On November 26 , 2012 , ZENITH entered into an Agreement and Plan of Merger (the “Merger Agreement”), with Golden Bridge Holdings Limited (“Parent”), Golden Bridge Merger Sub Limited, a wholly owned subsidiary of Parent (“Merger Sub”), and Mr . Zhu, pursuant to which Merger Sub will merge with and into ZENITH (the “Transaction”) and each ZENITH share issued and outstanding immediately prior to the effective time of the Transaction, excluding shares held by (i) the Company and any wholly owned subsidiary of the Company, (ii) Parent, Merger Sub, Mr . Zhu and certain other beneficial owners of ZENITH common stock (collectively, the “Rollover Holders”) and (iii) stockholders of the Company who have properly exercised and perfected their appraisal rights under Delaware law (together, the “Excluded Holders”), will be converted into the right to receive the Offer Price ; The Rollover Holders have agreed to contribute their shares of ZENITH to Parent ; The Rollover Holders currently own approximately 26 . 2 % of the issued and outstanding common stock of ZENITH on a fully - diluted basis

Confidential - For the Special Committee's Use Only Project ZENITH 4 Transaction Overview (Cont.) I. EXECUTIVE SUMMARY Financing Source: The executed Merger Agreement, as amended and the Amended Merger Agreement. ; China Development Bank Corporation Hong Kong Branch has agreed with Parent, subject to the terms and conditions set forth in the facility agreement dated November 26 , 2012 , to provide or cause to be provided a 6 - year $ 320 , 000 , 000 term loan with an interest rate of six - month LIBOR plus 5 . 3 % per annum, for the purposes of financing the transactions contemplated by the Merger Agreement and related fees and expenses ; China Wealth Growth Fund I L . P . has committed, subject to the terms and conditions set forth in an equity commitment letter dated November 26 , 2012 , to invest $ 85 , 000 , 000 in Jinqiao Investments Limited, a British Virgin Islands company that owns all of the outstanding shares of Parent, as set forth in the equity commitment letter Structure and Background ; On December 11 and 12 , 2012 , Cowen and Duff & Phelps Securities, LLC ("Duff & Phelps"), respectively, were engaged as financial advisors to the Special Committee ; On January 14 , 2013 , the Merger Agreement was amended to provide for the extension until February 8 , 2013 , of : (i) the “go - shop” period under the Merger Agreement, and (ii) the date on or prior to which the Merger Agreement may be terminated by the Company at any time for any reason ; ZENITH intends to enter into an Amended and Restated Agreement and Plan of Merger (the “Amended Merger Agreement”) with Parent, Merger Sub and Mr . Zhu to, among other things, (i) remove the “go - shop” provision ; (ii) remove the right of the Company to terminate the original Merger Agreement at any time for any reason (and without payment of any termination fees) on or prior to February 8 , 2013 ; and (iii) reduce the amount of the termination fee payable by ZENITH in specified circumstances .

Confidential - For the Special Committee's Use Only Project ZENITH 5 Transaction Overview (Cont.) I. EXECUTIVE SUMMARY Termination Fee ; Pursuant to the draft Amended Merger Agreement, the Termination Fee payable by ZENITH to Parent ; $ 4 , 750 , 000 termination fee is payable if (i) ZENITH terminates the Amended Merger Agreement to enter into a Company Acquisition Agreement with respect to a Superior Proposal ; (ii) ZENITH or Parent terminates the Amended Merger Agreement because (a) the Merger is not consummated on or before November 26 , 2013 or Stockholder Approval is not obtained or ZENITH materially breaches the Amended Merger Agreement and (b) within 12 months of such termination a written agreement with respect to an Alternative Transaction Proposal (made prior to the Stockholders’ Meeting) is entered into or such Alternative Transaction Proposal is consummated ; or (iii) Parent terminates the Amended Merger Agreement because ZENITH’s Board effects and has not withdrawn a Change of Recommendation ; Pursuant to the draft Amended Merger Agreement, the Termination Fee payable by Parent to ZENITH ; $ 12 , 500 , 000 termination fee is payable if ZENITH terminates the Amended Merger Agreement because (i) Parent or Merger Sub materially breaches the Amended Merger Agreement ; or (ii) Parent and Merger Sub fail to close the transaction within 10 business days following the expected closing date even though all closing conditions have been waived or satisfied Source: The executed Merger Agreement, as amended and the Amended Merger Agreement. Go - Shop Process ; The original Merger Agreement, as amended, provided for a go - shop period from November 26 , 2012 to and including February 8 , 2013 , during which ZENITH had the right to solicit Alternative Transaction Proposals, including by way of public disclosure and by way of providing access to non - public information to any person pursuant to an acceptable confidentiality agreement ; During the go - shop period, ZENITH had the right to enter into and maintain discussions or negotiations with respect to Alternative Transaction Proposals (or inquiries, proposals or offers or other efforts or attempts that may reasonably be expected to lead to Alternative Transaction Proposals) or otherwise cooperate with, assist or participate in, facilitate, or take any other action in connection with any such inquiries, proposals, discussions or negotiations

Confidential - For the Special Committee's Use Only Project ZENITH 6 Cowen Mandate I. EXECUTIVE SUMMARY ; As the Special Committee’s financial advisors in connection with the Transaction, Cowen and Duff & Phelps have been requested by the Special Committee to render separate opinions as to the fairness, from a financial point of view, to the holders of ZENITH’s common stock, other than the Excluded Holders, of the consideration to be received by such holders pursuant to the draft Amended Merger Agreement ; Although Cowen and Duff & Phelps were not engaged to, and did not, assist the Special Committee or ZENITH in negotiating any terms of the Merger Agreement, the Special Committee requested Cowen and Duff & Phelps to assist and advise it with respect to the go - shop process, including identifying and contacting potential financial sponsors and strategic buyers to ascertain their interest in a potential Transaction and participating in negotiations in connection therewith ; Cowen and Duff & Phelps began a go - shop process on December 24 , 2012 approaching 55 potential financial sponsors and 30 potential strategic buyers, including all the potential buyers which had been previously contacted by Barclays during the market check process, to solicit interest in submitting an Alternative Transaction Proposal ; To date, none of the contacted parties expressed an interest in submitting an Alternative Transaction Proposal . Of the contacted parties, only three had requested and were sent process letters and these parties showed no further interest after receiving the process letter . None of the other contacted parties expressed any interest after being initially contacted

Confidential - For the Special Committee's Use Only Project ZENITH 7 Matters Reviewed by Cowen I. EXECUTIVE SUMMARY ; In connection with our Opinion, Cowen has : ; reviewed the financial terms and conditions of the draft Amended Merger Agreement as of February 8 , 2013 ; ; reviewed certain publicly available financial and other information relating to the Company and certain other relevant financial and operating data of the Company furnished by the Company’s management ; ; reviewed the facility agreement, dated November 26 , 2012 , between Parent and China Development Bank Corporation Hong Kong Branch and the equity commitment letter, dated November 26 , 2012 , from China Wealth Growth Fund I L . P .; ; reviewed certain internal financial and operating information with respect to the business, operations, financial condition and prospects of the Company, including certain financial forecasts relating to the Company prepared by the management of the Company (the “Company Forecasts”) ; ; discussed with certain members of the Company’s management the historical and current business, operations, financial condition and prospects of the Company ; ; compared the reported price and trading history of the Company’s common stock to the reported price and trading histories of the shares of certain publicly traded companies we deemed relevant ; ; compared certain operating results of the Company to the operating results of certain publicly traded companies we deemed relevant ; ; reviewed research analyst estimates and financial projections in Wall Street analyst reports for the Company and certain publicly traded companies we deemed relevant ; ; compared certain financial terms of the Transaction to the financial terms of certain selected transactions we deemed relevant ; and ; performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate

COWEN AND COMPANY ASIA

Transaction Summary Statistics

I. EXECUTIVE SUMMARY

Implied Multiples of Proposed Transaction *(US$ in millions, except per share data)*

	1 Day Prior to Announcement [a]	Current [b]	Offer
ZENITH's Price per Share	$9.21	$12.81	$13.50
Basic Shares Outstanding [c]	37.209	37.209	37.209
Option Dilution [d]	0.007	0.073	0.085
Fully Diluted Shares Outstanding	**37.217**	**37.282**	**37.294**
Implied Equity Value	**$342.8**	**$477.6**	**$503.5**
Plus: Total Debt [e]	555.2	555.2	555.2
Plus: Non-Controlling Interest [e]	2.0	2.0	2.0
Less: Cash and Cash Equivalents [e]	146.2	146.2	146.2
Less: Restricted Cash [e]	95.9	95.9	95.9
Implied Enterprise Value	**$657.9**	**$792.7**	**$818.6**

	Metrics	Multiples		
Implied Enterprise Value as a multiple of:				
LTM EBITDA [f]	$96.8	6.8x	8.2x	8.5x
2012E EBITDA [g]	$104.2	6.3x	7.6x	7.9x
2013F EBITDA [h]	$138.9	4.7x	5.7x	5.9x
Stock price as a multiple of:				
LTM EPS [f]	$1.17	7.9x	10.9x	11.5x
2012E EPS [g]	$1.39	6.6x	9.2x	9.7x
2013F EPS [h]	$1.89	4.9x	6.8x	7.1x

Notes:
(a) Represents closing price as of March 26, 2012, one day prior to the announcement of receipt of the go-private proposal.
(b) Current share price as of February 6, 2013.
(c) 37.2 million basic shares outstanding per ZENITH 10-Q as of November 14, 2012.
(d) Calculated based upon 787,000 options outstanding as of January 14, 2013, using the treasury stock method, as provided to Cowen by ZENITH management on January 14, 2013.
(e) Total debt, non-controlling interests, cash and cash equivalents and restricted cash as of September 30, 2012, as per ZENITH 10-Q.
(f) Last twelve months through September 30, 2012.
(g) 2012E financials based on unaudited preliminary management estimates provided to Cowen on January 22, 2013, per ZENITH management.
(h) Projected financials per Company Forecasts provided to Cowen on December 13, 2012.

Confidential - For the Special Committee's Use Only 8 Project ZENITH

Confidential - For the Special Committee's Use Only Project ZENITH 9 ZENITH — Implied Premiums I. EXECUTIVE SUMMARY Implied Premiums Analysis Source: Capital IQ as of February 6, 2013. Note: (a) Closing price as of March 26, 2012, one day prior to the announcement of receipt of the go - private proposal. Implied Premiun Based on Offer Historical Spot Prices Spot Price of $13.50 One Day Prior to Announcement (03/26/2012) (a) $9.21 46.6% Current (02/06/2013) 12.81 5.4% Days Prior to Announcement 1 Day $9.21 46.6% 1 Week 8.50 58.8% 1 Month 11.21 20.4% 3 Months 8.55 57.9% Days Prior to Current 1 Day $12.80 5.5% 1 Week 12.73 6.0% 1 Month 12.89 4.7% 3 Months 10.42 29.6% 52-Week High (12/28/2012) $13.02 3.7% 52-Week Low (03/19/2012) $8.11 66.5%

Project ZENITH Confidential - For the Special Committee's Use Only II. Overview of ZENITH

Confidential - For the Special Committee's Use Only Project ZENITH 11 $6.00 $8.00 $10.00 $12.00 $14.00 05-Aug-11 23-Nov-11 12-Mar-12 30-Jun-12 18-Oct-12 06-Feb-13 0 1,000 2,000 3,000 4,000 5,000 6,000 7,000 (Share Price) (Volume in 000s) ZENITH — Recent Share Price Performance Most Recent 18 Months Share Price Performance 52 Weeks high: $13.02 Offer price: $13.50 II. OVERVIEW OF ZENITH Source: Capital IQ as of February 6, 2013. 52 Weeks low: $8.11 14 - Mar - 12, announced FY2011 financial results, topped revenue guidance but missed EPS guidance; guided FY2012 revenue above consensus estimates, and EPS in - line with consensus estimates 27 - Mar - 12, announced receipt of 'Going Private' proposal from Chairman at $13.50 10 - May - 12, topped Q1 2012 EPS consensus estimates by 1%; reaffirmed FY2012 revenue guidance in - line with consensus estimates 08 - Aug - 12, missed Q2 2012 EPS consensus estimates by 7%; reaffirmed FY2012 revenue guidance in - line with consensus estimates 08 - Nov - 12, missed Q3 2012 EPS consensus estimates by 6%, net income decreased 40% YoY; reaffirmed FY2012 revenue guidance in - line with consensus estimates 26 - Nov - 12, entered into Merger Agreement with Chairman for $13.50 offer price 08 - Aug - 11, raised FY2011 revenue guidance from $1.18 - $1.23 bn to $1.33 - $1.37 bn, but lowered EPS guidance from $1.89 - $2.18 to 1.80 - $2.05 08 - Nov - 11, reaffirmed FY201 1 revenue and EPS guidance in - line with consensus estimates

Confidential - For the Special Committee's Use Only Project ZENITH 12 20 30 40 50 60 70 80 90 100 110 120 03/28/2011 08/11/2011 12/25/2011 05/09/2012 09/22/2012 02/06/2013 Index ZENITH (15.4)% DJ China (6.3)% Selected Public Compaies 3.6% Historical Relative Stock Price Performance II. OVERVIEW OF ZENITH Source: Capital IQ as of February 6, 2013. Notes: (a) Index performance from March 28, 2011 to March 26, 2012. (b) Index performance from March 26, 2012 to February 6, 2013. (c) Dow Jones China Offshore 50 Index constituents include the 50 largest companies with primary operations in mainland China, which are listed either on the Hong Kong or the U.S. exchanges. (d) Selected public companies represent foreign listed Chinese food companies, global meat processing and meat product companies with Market Value between $100 million and $1.5 billion. Indexed Industry Performance March 27, 2012 Announced go - private proposal November 26, 2012 Entered into the Merger Agreement 12 Months Prior Announcement to Announcement (a) to Current (b) Index % Change % Change ZENITH (39.2%) 38.1% Dow Jones China (c) (11.5%) 8.3% Selected Public Companies (d) (16.5%) 22.0%

Confidential - For the Special Committee's Use Only Project ZENITH 13 Volume Turnover of (mm) VWAP (a) Public Float (b) 5.7 $12.78 20.8% 23.1 $12.17 84.3% 36.2 $11.39 131.7% 104.4 $10.19 380.3% ZENITH — Historical Trading Statistics II. OVERVIEW OF ZENITH Historical Trading Histogram Key Trading Statistics Source: Capital IQ as of February 6, 2013. Notes: (a) VWAP represents volume weighted average price. (b) Public float represents 73.8% of total shares outstanding as of February 6, 2013. 30 Days 90 Days 180 Days 360 Days 0.0% 0.0% 0.0% 0.0% 0.0% 0.0% 100.0% 0.0% 0% 20% 40% 60% 80% 100% $6.0-7.0 $7.0-8.0 $8.0-9.0 $9.0-10.0 $10.0-11.0 $11.0-12.0 $12.0-13.0 > $13.0 (% of shares traded) 0.0% 0.0% 0.0% 0.0% 11.2% 17.6% 71.2% 0.0% 0% 20% 40% 60% 80% 100% $6.0-7.0 $7.0-8.0 $8.0-9.0 $9.0-10.0 $10.0-11.0 $11.0-12.0 $12.0-13.0 > $13.0 (% of shares traded) 0.0% 0.0% 0.0% 15.5% 25.4% 13.5% 45.6% 0.0% 0% 20% 40% 60% 80% 100% $6.0-7.0 $7.0-8.0 $8.0-9.0 $9.0-10.0 $10.0-11.0 $11.0-12.0 $12.0-13.0 > $13.0 (% of shares traded) 1.5% 2.3% 19.2% 27.1% 18.2% 15.2% 16.5% 0.0% 0% 20% 40% 60% 80% 100% $6.0-7.0 $7.0-8.0 $8.0-9.0 $9.0-10.0 $10.0-11.0 $11.0-12.0 $12.0-13.0 > $13.0 (% of shares traded)

COWEN AND COMPANY ASIA

Recent Analyst Estimates for ZENITH

Date	Firm	Commentary	Rating	Target Price	2012F Estimates Revenue	2012F EBITDA	2012F EPS	2013F Estimates Revenue	2013F EBITDA	2013F EPS
27-Nov-12	MAXIM GROUP	■ Maxim downgraded ZENITH to Hold due to more than 15% share appreciation after the announcement of the Merger Agreement ■ Maxim believes the privatization has a good chance to succeed	Hold	NA	$1,628.2	$97.8	$1.22	$1,787.1	$106.4	$1.31
26-Nov-12	COWEN AND COMPANY	■ Cowen reiterated its Outperform rating on ZENITH shares following the announcement that the company is set to be acquired by Golden Bridge Holdings Limited, for $13.50 per share (+24% premium to Friday's close; +47% premium to 3/26/12 closing price before initial mgt buyout offer)	Outperform	NA	$1,636.5	$97.8	$1.25	$1,936.6	$135.7	$1.60
11-Nov-12	OPPENHEIMER	■ 3Q12 revenue of $415.7M (+4.4% yoy), beat both Oppenheimer/Street estimates of $408M/ $398M ■ EPS of $0.30 missed Oppenheimer/Street estimates of $0.39/$0.34, due to higher SG&A expenses, which increased 38% yoy ■ Oppenheimer kept FY12/13E revenue estimates unchanged but lower FY12/13 EPS estimates to $1.22/$1.6 ■ ZENITH is trading at 8.6x/6.5x FY12/13E EPS, 21.5% lower than the privatization bidding price of $13.50	NA	NA	$1,606.8	NA	$1.22	$1,883.4	NA	$1.62
09-Aug-12	ROTH	■ On October 1, 2012, Roth Capital dropped coverage of ZENITH due to the departure of the covering analyst ■ In the last estimates prior to dropping coverage, the analyst had assigned shares of ZENITH a Neutral rating and $9 price target	Neutral	$9.00	$1,678.0	NA	$1.38	$1,799.2	NA	$1.43
09-Aug-12	PiperJaffray	■ ZENITH's 2Q12 net profit dropped 42% YoY (vs. estimate of a 20% decline) on a less attractive product mix (more frozen pork/less chilled pork), which resulted in operating margin compression ■ Piper Jaffray lowers FY12E EPS estimate by 6%, which is now near the low end of management's guidance. Maintain OW and a PT of $13.50, which is pegged to chairman ZHU Xianfu's proposed privatization price and equivalent to 6.3x FY13E P/E	Overweight	$13.50	$1,600.4	NA	$1.54	$2,079.9	NA	$2.14

Source: Wall Street equity research reports.

II. OVERVIEW OF ZENITH

Confidential - For the Special Committee's Use Only 14 Project ZENITH

COWEN
AND COMPANY ASIA

ZENITH — Historical and Projected Income Statement

II. OVERVIEW OF ZENITH

Summary Income Statement (2010A – 2016F) *(US$ in millions, expect per share data)*

(US$ in Millions)	Actual: Year Ended December 31, 2010A [a]	2011A [a]	9 Months of 2012A [a]	LTM [b]	2012E [c]	Projected: Year Ended December 31, 2013F [d]	2014F [d]	2015F [d]	2016F [d]
Revenues	$946.7	$1,456.2	$1,198.1	$1,604.0	$1,641.1	$1,932.6	$2,084.0	$2,218.3	$2,376.6
Direct costs	(836.0)	(1,304.9)	(1,087.5)	(1,457.1)	NA	(1,754.2)	(1,908.6)	(2,030.1)	(2,173.3)
Gross profit	110.7	151.3	110.6	146.8	153.6	178.4	175.5	188.2	203.2
Operating expenses	(46.4)	(64.9)	(55.0)	(76.0)	NA	(82.7)	(88.6)	(93.8)	(100.1)
SG&A	(44.8)	(62.8)	(54.7)	(74.0)	NA	(79.8)	(85.5)	(90.5)	(96.5)
R&D	(0.6)	(0.5)	(0.4)	(0.4)	NA	(2.9)	(3.1)	(3.3)	(3.6)
Impairment loss	(1.0)	(1.6)	-	(1.6)	NA	-	-	-	-
Operating income (loss)	65.3	88.0	55.5	72.4	78.5	95.7	86.8	94.4	103.2
Interest expenses, net	(7.9)	(21.5)	(22.2)	(27.9)	NA	(21.5)	(18.9)	(16.1)	(15.3)
Other income, net	2.0	0.2	2.0	2.1	NA	-	-	-	-
Government subsidies	4.2	3.9	3.1	4.4	NA	4.6	4.6	4.6	4.6
Income before income taxes	62.5	69.0	38.4	49.4	NA	78.8	72.6	82.8	92.4
Provision for income taxes	(4.2)	(4.8)	(4.2)	(5.5)	NA	(8.4)	(7.7)	(8.8)	(9.8)
Net income	58.3	64.2	34.2	43.9	NA	70.4	64.8	74.0	82.6
Net loss attributable to noncontrolling interest	-	0.0	0.0	0.0	NA	-	-	-	-
Net income attributable to ZENITH shareholders	$58.3	$64.2	$34.2	$43.9	$51.7	$70.4	$64.8	$74.0	$82.6
Diluted EPS	$1.65	$1.67	$0.92	$1.17	$1.39	$1.89	$1.74	$1.99	$2.22
EBITDA	$80.3	$107.3	$74.5	$96.8	$104.2	$138.9	$138.1	$152.2	$166.6
Margins									
Gross margin	11.7%	10.4%	9.2%	9.2%	9.4%	9.2%	8.4%	8.5%	8.6%
Operating margin	6.9%	6.0%	4.6%	4.5%	4.8%	5.0%	4.2%	4.3%	4.3%
Net margin	6.2%	4.4%	2.9%	2.7%	3.2%	3.6%	3.1%	3.3%	3.5%
EBITDA margin	8.5%	7.4%	6.2%	6.0%	6.3%	7.2%	6.6%	6.9%	7.0%
Growth Rate Analysis									
Revenue growth rate	30.4%	53.8%	14.1%	20.0%	12.7%	17.8%	7.8%	6.4%	7.1%
Operating income growth rate	23.3%	34.8%	-21.9%	-20.6%	-10.8%	21.8%	-9.3%	8.8%	9.3%
Net income growth rate	27.8%	10.2%	-37.2%	-39.4%	-19.5%	36.2%	-8.0%	14.2%	11.6%
EBITDA growth rate	28.5%	33.6%	-12.4%	-11.5%	-2.9%	33.3%	-0.6%	10.2%	9.5%

Notes:
(a) Historical financials per ZENITH filings.
(b) Last twelve months through September 30, 2012.
(c) 2012E financials based on unaudited preliminary management estimates provided to Cowen on January 22, 2013, per ZENITH management.
(d) Projected financials per Company Forecasts provided to Cowen on December 13, 2012.

Confidential - For the Special Committee's Use Only 15 Project ZENITH

Confidential - For the Special Committee's Use Only Project ZENITH 16 ZENITH — Balance Sheet II. OVERVIEW OF ZENITH Source: ZENITH filings. Summary Balance Sheet (US$ in millions) As of September 30, 2012 Assets Current Assets Cash and cash equivalents $146.2 Restricted cash 95.9 Bank notes receivable 66.3 Trade accounts receivable 92.7 Other receivables 1.7 Purchase deposits 8.0 Inventory 52.4 Prepaid expenses and taxes 0.5 Allowance receivable 0.9 VAT recoverable 35.3 Deferred tax asset 0.6 Other current assets 1.2 Total Current Assets $501.6 Long-term investment $0.5 Property, plant and equipment (net) 465.8 Deposits for purchase of land use rights 20.6 Construction in progress 59.7 Land use rights 113.2 Deferred charges 0.0 Other non-current assets - Prepayment on property, plant and equipment 3.6 Total Assets $1,165.0 As of September 30, 2012 Liabilities and Stockholders' Equity Current Liabilities Short-term bank loans $210.9 Long-term debt - current portion 44.5 Notes payable 190.3 Capital lease obligation - current portion 1.2 Accounts payable 13.4 Other payables 31.2 Accrued liabilities 14.8 Customers deposits 10.3 Tax payable 1.7 Deferred subsidy - current portion 0.1 Total Current Liabilities $518.4 Deferred tax liabilities $0.5 Deposits from customers - long-term portion 2.1 Capital lease obligation - Long-term bank loans 108.3 Deferred subsidy - long-term portion 1.9 Total Liabilities $631.3 Stockholders' Equity Common stock $0.0 Additional paid-in capital 240.1 Retained earnings 268.4 Treasury stock (26.2) Accumulated other comprehensive income 49.4 Non-controlling interests 2.0 Total Stockholders' Equity $533.7 Total Liabilities and Stockholders' Equity $1,165.0

COWEN
AND COMPANY ASIA

ZENITH — Ownership Profile

Institutional Ownership

Rank	Holder Name	Position	Percent of Total
1	Prestige Trade Investments Limited	3,194,893	8.6%
2	Caledonia (Private) Investments Pty Limited	2,280,527	6.1%
3	The Oxford Asset Management Co Ltd	1,278,123	3.4%
4	First Wilshire Securities Management, Inc.	825,975	2.2%
5	BI Asset Management Fondsmæglerselskab AS	516,240	1.4%
6	Clough Capital Partners, L.P.	485,500	1.3%
7	Fidelity Investments	418,300	1.1%
8	Morgan Stanley, Investment Banking and Brokerage	394,031	1.1%
9	Bank of America Corporation, Asset Management Ar	391,662	1.1%
10	ICBC Credit Suisse Asset Management Co., Ltd.	280,000	0.8%
11	Susquehanna International Group, LLP, Asset Manaç	240,743	0.6%
12	Pine River Capital Management L.P.	221,300	0.6%
13	Guerrilla Capital Management LLC	220,530	0.6%
14	Community Financial Services Group, LLC, Asset Ma	193,625	0.5%
15	Wolverine Asset Management, LLC	181,299	0.5%
16	Invesco Ltd. (NYSE:IVZ)	158,008	0.4%
17	Hanson & Doremus Investment Management, Inc.	146,271	0.4%
18	UBS Global Asset Management	115,617	0.3%
19	California Public Employees' Retirement System	99,898	0.3%
20	Neuberger Berman LLC	96,322	0.3%
	Top 10 Institutional Holders:	**10,065,251**	**27.1%**
	Top 20 Institutional Holders:	**11,738,864**	**31.5%**
	Other Institutional Holders:	**1,411,444**	**3.8%**
	All Institutional Holders:	**13,150,308**	**35.3%**
	Basic Shares Outstanding:	**37,209,344**	**100.0%**

Insider and Other Ownership

Rank	Holder Name	Position	Percent of Total
1	Zhu, Xianfu	6,442,506	17.3%
2	Ben, Baoke	888,125	2.4%
3	Liu, Chaoyang	619,874	1.7%
4	Wang, Qinghe	612,000	1.6%
5	Si, Shuichi	594,000	1.6%
6	Wang, Juanjuan	531,000	1.4%
7	Yang, Siming	33,000	0.1%
8	Fan, Caiyin	33,000	0.1%
	All Insider Holders:	**9,753,505**	**26.2%**
	Retail Holders:	**14,305,531**	**38.4%**

Ownership by Category


Insider
26.2%
Retail
38.4%
Institutional
35.3%

Note: All ownership data per Capital IQ as of February 6, 2013.

II. OVERVIEW OF ZENITH

Confidential - For the Special Committee's Use Only
17
Project ZENITH

Project ZENITH Confidential - For the Special Committee's Use Only III. Valuation Analysis

Confidential - For the Special Committee's Use Only Project ZENITH 19 $8.22 $9.10 $11.52 $15.07 $11.42 $11.79 $7.67 $5.84 $12.45 $16.09 $4.40 $8.33 $10.37 $11.81 $4.67 $5.53 $11.24 $17.91 $12.81 $16.80 $12.60 $12.97 $12.37 $11.03 $18.31 $23.66 $10.11 $15.73 $15.25 $17.37 $9.92 $11.12 $3.00 $6.00 $9.00 $12.00 $15.00 $18.00 $21.00 $24.00 EBITDA Exit Multiple EBITDA Exit Multiple 3 Months Spot Prior 1 Month Spot Prior 1 Week Spot Prior 1 Day Spot Prior LTM Net Income (a) LTM EBITDA (a) CY 2013F EPS - Consensus Estimates CY 2013F EPS - Company Forecasts CY 2013F EBITDA - Consensus Estimates CY 2013F EBITDA - Company Forecasts CY 2012E EPS - Consensus Estimates CY 2012E EPS - Company Forecasts CY 2012E EBITDA - Consensus Estimates CY 2012E EBITDA - Company Forecasts Implied Value per Share Selected Public Companies Analysis Selected Precedent Transactions Analysis Selected Premiums Paid Analysis Discounted Cash Flow Analysis Illustrative LBO Analysis Reference Range Analysis III. VALUATION ANALYSIS Offer = $13.50 Note: (a) Last twelve months through September 30, 2012. (b) Represents closing price as of March 26, 2012, one day prior to the announcement of receipt of the go - private proposal. Unaffected (b) = $9.21

COWEN AND COMPANY ASIA

Valuation Summary

Valuation Summary *(US$ in millions, except per share data)*

Methodology	Metrics [a]	Multiple / Percentage Range [b]			Implied Enterprise Value			Implied Equity Value [c]			Implied Value per Share [d]		
Selected Public Companies Analysis													
CY 2012E EBITDA - Company Forecasts	$104.2	5.0x	-	7.0x	$521.0	-	$729.4	$205.9	-	$414.3	$5.53	-	$11.12
CY 2012E EBITDA - Consensus Estimates	$97.8	5.0x	-	7.0x	$489.0	-	$684.6	$173.9	-	$369.5	$4.67	-	$9.92
CY 2012E EPS - Company Forecasts	$1.39	8.5x	-	12.5x							$11.81	-	$17.37
CY 2012E EPS - Consensus Estimates	$1.22	8.5x	-	12.5x							$10.37	-	$15.25
CY 2013F EBITDA - Company Forecasts	$138.9	4.5x	-	6.5x	$625.1	-	$902.9	$310.0	-	$587.8	$8.33	-	$15.73
CY 2013F EBITDA - Consensus Estimates	$106.4	4.5x	-	6.5x	$478.8	-	$691.6	$163.7	-	$376.5	$4.40	-	$10.11
CY 2013F EPS - Company Forecasts	$1.89	8.5x	-	12.5x							$16.09	-	$23.66
CY 2013F EPS - Consensus Estimates	$1.47	8.5x	-	12.5x							$12.45	-	$18.31
Selected Precedent Transactions Analysis													
LTM EBITDA [e]	$96.8	5.5x	-	7.5x	$532.3	-	$725.9	$217.2	-	$410.8	$5.84	-	$11.03
LTM Net Income [e]	$43.9	6.5x	-	10.5x				$285.5	-	$461.2	$7.67	-	$12.37
Selected Premiums Paid Analysis													
1 Day Spot Prior	$9.21	28.0%	-	40.8%							$11.79	-	$12.97
1 Week Spot Prior	$8.50	34.4%	-	48.2%							$11.42	-	$12.60
1 Month Spot Prior	$11.21	34.4%	-	49.8%							$15.07	-	$16.80
3 Months Spot Prior	$8.55	34.7%	-	49.8%							$11.52	-	$12.81
Discounted Cash Flow Analysis													
EBITDA Exit Multiple		5.0x	-	7.0x	$654.2	-	$985.7	$339.1	-	$670.5	$9.10	-	$17.91
Illustrative LBO Analysis													
EBITDA Exit Multiple		5.0x	-	7.0x	$621.1	-	$734.0	$306.0	-	$418.9	$8.22	-	$11.24

Notes:
(a) ZENITH metrics per ZENITH filings and Company Forecasts provided to Cowen on December 13, 2012. 2012E financials based on unaudited preliminary management estimates provided to Cowen on January 22, 2013, per ZENITH management.
(b) Multiple and percentage ranges derived from analysis of respective valuation methodologies.
(c) Implied Equity Value reflects Net Debt of $315.1 million based on preliminary management estimates for December 31, 2012 provided to Cowen on February 1, 2013.
(d) Implied Value per Share reflects share dilution for each price.
(e) Last twelve months through September 30, 2012.

III. VALUATION ANALYSIS

Confidential - For the Special Committee's Use Only 20 Project ZENITH

III. VALUATION ANALYSIS

COWEN AND COMPANY ASIA

Selected Public Companies Analysis

Trading Performance of Selected Public Companies *(US$ in millions, except per share data)*

	Market Information				Market Multiple Analysis			
					Enterprise Value as a Multiple of EBITDA		Price / Earnings	
Company	Stock Price (02/06/13)	% of 52W High	Market Value	Enterprise Value (a)	CY2012 (b)	CY2013 (b)	CY2012 (b)	CY2013 (b)
Selected Public Companies (c)								
China Yurun Food Group Ltd.	$0.74	38.5%	$1,346.9	$1,724.2	NM	9.8x	NM	25.9x
Itoham Foods Inc. (d)	4.52	99.5%	1,032.1	1,048.7	8.4x	6.9x	NA	NA
Bell AG	2,330.08	97.5%	928.1	1,206.7	5.1x	5.3x	7.4x	9.9x
Minerva S.A	6.57	97.6%	941.8	1,863.4	8.4x	6.8x	NM	10.8x
OJSC Cherkizovo Group	11.95	82.5%	771.4	1,629.2	5.5x	5.4x	3.9x	4.2x
Cranswick plc	15.58	99.1%	754.8	811.7	8.2x	7.7x	13.2x	12.3x
Campofrio Food Group, S.A.	6.33	65.0%	633.0	1,285.5	6.1x	5.7x	20.1x	12.7x
China Minzhong Food Corporation Limited	0.82	86.0%	454.9	512.2	3.1x	2.7x	3.9x	3.5x
HKScan Oyj	5.48	63.4%	295.9	948.2	6.1x	5.5x	25.8x	10.6x
Atria Oyj	9.85	95.3%	277.4	847.2	7.4x	6.8x	19.8x	10.1x
Kakiyasu Honten Co., Ltd. (d)	13.81	99.4%	171.8	119.7	3.2x	3.0x	NA	NA
Sino Grandness Food Industry Group Limited	0.64	90.3%	170.3	202.6	3.2x	2.5x	4.0x	3.3x
Min		38.5%	$170.3	$119.7	3.1x	2.5x	3.9x	3.3x
Mean		84.5%	648.2	1,016.6	5.9x	5.7x	12.3x	10.3x
Median		92.8%	693.9	998.4	6.1x	5.6x	10.3x	10.3x
Max		99.5%	1,346.9	1,863.4	8.4x	9.8x	25.8x	25.9x
ZENITH (Offer - Company Forecasts)	$13.50	103.7%	$503.5	$818.6	7.9x	5.9x	9.7x	7.1x
ZENITH (Offer - Consensus Estimates)	13.50	103.7%	503.5	818.6	8.4x	7.7x	11.1x	9.2x
ZENITH (Current - Company Forecasts)	12.81	98.4%	477.6	792.7	7.6x	5.7x	9.2x	6.8x
ZENITH (Current - Consensus Estimates)	12.81	98.4%	477.6	792.7	8.1x	7.4x	10.5x	8.7x

Source: Capital IQ as of February 6, 2013 and company filings. ZENITH financials per Company Forecasts provided to Cowen on December 13, 2012. 2012E financials based on unaudited preliminary management estimates provided to Cowen on January 22, 2013, per ZENITH management.

Notes:
(a) Based on Market Value plus debt and minority interest, minus total cash and cash equivalents.
(b) Based on consensus estimates from Capital IQ.
(c) Selected foreign listed Chinese food companies, global meat processing and meat product companies with market value between $100 million and $1.5 billion.
(d) Normalized CY2012 and CY2013 EPS estimates not available.

Confidential - For the Special Committee's Use Only 21 Project ZENITH

COWEN AND COMPANY ASIA

Selected Public Companies Analysis (Cont.)

Operating Performance of Selected Public Companies

(US$ in millions)

	Revenue Growth (YoY)		EBITDA Margin		Net Margin	
	CY2012 (a)	CY2013 (a)	CY2012 (a)	CY2013 (a)	CY2012 (a)	CY2013 (a)
Selected Public Companies (b)						
China Yurun Food Group Ltd.	(10.1%)	25.4%	1.7%	3.7%	NM	1.1%
Itoham Foods Inc.	(1.5%)	0.8%	2.6%	3.2%	NA	NA
Bell AG	1.3%	0.9%	8.5%	8.1%	3.1%	3.2%
Minerva S.A	9.4%	14.9%	10.2%	11.0%	NM	3.9%
OJSC Cherkizovo Group	5.1%	15.1%	19.0%	16.9%	12.3%	9.8%
Cranswick plc	7.6%	7.0%	7.4%	7.4%	4.2%	4.3%
Campofrio Food Group, S.A.	3.7%	2.8%	8.1%	8.5%	1.3%	1.9%
China Minzhong Food Corporation Limited	35.4%	20.2%	35.8%	34.5%	25.0%	23.6%
HKScan Oyj	1.8%	2.3%	4.5%	4.9%	0.3%	0.8%
Atria Oyj	2.4%	2.4%	6.3%	6.8%	0.8%	1.5%
Kakiyasu Honten Co., Ltd.	2.5%	1.6%	8.3%	8.7%	NA	NA
Sino Grandness Food Industry Group Limited	59.3%	37.1%	24.1%	22.6%	16.4%	14.5%
Min	(10.1%)	0.8%	1.7%	3.2%	0.3%	0.8%
Mean	9.7%	10.9%	11.4%	11.4%	7.9%	6.5%
Median	3.1%	4.9%	8.2%	8.3%	3.7%	3.5%
Max	59.3%	37.1%	35.8%	34.5%	25.0%	23.6%
ZENITH (Current - Company Forecasts)	12.7%	17.8%	6.3%	7.2%	3.2%	3.6%
ZENITH (Current - Consensus Estimates)	11.1%	13.5%	6.0%	5.8%	2.8%	3.0%

Source: Capital IQ as of February 6, 2013 and company filings. ZENITH financials per Company Forecasts provided to Cowen on December 13, 2012. 2012E financials based on unaudited preliminary management estimates provided to Cowen on January 22, 2013, per ZENITH management.

Notes:
(a) Based on consensus estimates from Capital IQ.
(b) Selected foreign listed Chinese food companies, global meat processing and meat product companies with market value between $100 million and $1.5 billion.

III. VALUATION ANALYSIS

Confidential - For the Special Committee's Use Only 22 Project ZENITH

COWEN
AND COMPANY ASIA

Selected Precedent Transactions Analysis

Selected Precedent Transactions Since 2008 (a) *(US$ in millions)*

Date Announced	Target	Buyer	Implied Equity Value	Implied Enterprise Value (b)	Enterprise Value / LTM EBITDA (c)	Equity Value / LTM Net Income (c)
01/18/2013	Yonekyu Corp.	Mitsubishi Corporation	$268.1	$176.9	6.2x	NM
10/15/2012	Synear Food Holdings Ltd	Management	209.3	119.6	6.7x	NM
10/03/2012	Feihe International, Inc.	Chairman; Morgan Stanley PE Asia	146.4	205.6	8.0x	9.9x
08/20/2012	Wuhan Asia-Pacific Condiments Co., Ltd.	McCormick & Company, Incorporated	141.0	141.0	12.0x	NA
12/05/2011	National Beef Packing Co. LLC	Leucadia National Corp.	1,099.3	1,409.0	4.3x	4.3x
08/15/2011	Stavropolskiy Broiler ZAO	Resurs Group	160.0	160.0	NA	NM
06/14/2010	Keystone Foods, LLC	Marfrig Alimentos SA	1,260.0	1,260.0	NA	NA
06/11/2010	AFFCO Holdings Ltd.	Talleys Group Limited	128.6	183.7	6.0x	7.2x
01/15/2010	Viskase Companies Inc.	Icahn Enterprises, L.P.	184.9	321.9	6.4x	11.0x
03/05/2008	Swift Australia (Southern) Pty Ltd.	JBS Australia Pty Limited	100.0	150.0	NA	NA
03/04/2008	JBS Packerland Inc.	JBS S.A.	575.5	575.5	NA	NM
				Min	4.3x	4.3x
				Mean	7.1x	8.1x
				Median	6.4x	8.5x
				Max	12.0x	11.0x
03/27/2012	ZENITH (d)	Chairman; China Wealth Growth Fund	$503.5	$818.6	8.5x	11.5x

Source: Company filings and press releases.
Notes:
(a) Selected announced or closed Chinese food and beverage, global meat processing and meat product change-of-control transactions with implied equity value between $100 million and $1.5 billion since 2008.
(b) Based on implied equity value plus debt and minority interest, minus total cash and cash equivalents.
(c) Last twelve months through the announcement of transactions.
(d) Last twelve months through September 30, 2012.

III. VALUATION ANALYSIS

Confidential - For the Special Committee's Use Only 23 Project ZENITH

COWEN
AND COMPANY ASIA

Selected Premiums Paid Analysis

Selected Premiums Analysis — US-Listed Chinese Companies M&A Transactions Since 2008 (a)

Date Announced	Target	Acquiror	Offer Price (b) (US$)	Spot Premiums Paid to Market 1-Day	1-Week	1-Month	3-Month
12/26/2012	BCD Semiconductor Manufacturing Limited	Diodes Incorporated	$ 8.00	106.2%	113.3%	100.5%	121.0%
10/15/2012	Yongye International, Inc.	Chairman, Abax, Full Alliance, Morgan Stanley PE Asia	6.60	37.8%	41.0%	52.8%	117.1%
10/03/2012	Feihe International, Inc.	Chairman, Morgan Stanley PE Asia	7.40	21.3%	29.8%	21.1%	19.5%
09/27/2012	China Kanghui Holdings	Medtronic, Inc.	30.75	25.5%	22.5%	33.8%	56.1%
09/26/2012	7 Days Group Holdings Limited	Chairman, Carlyle, Sequoia	12.70	20.2%	38.8%	37.6%	24.4%
09/12/2012	3SBio Inc.	Chairman, CPEChina, CITIC PE	15.00	29.4%	33.9%	33.6%	26.2%
07/06/2012	ShangPharma Corporation (c)	Chairman, ChemPartner, TPG	9.00	30.8%	32.2%	48.5%	10.2%
05/09/2012	China Nuokang Bio-Pharmaceutical Inc.	Chairman	5.80	56.8%	58.9%	59.8%	141.7%
04/02/2012	Winner Medical Group Inc.	Chairman	4.30	26.5%	36.5%	16.2%	64.8%
02/21/2012	China TransInfo Technology Corp.	Chairman, SAIF	5.65	9.7%	16.0%	20.0%	65.7%
11/21/2011	Global Education & Technology Group Limited	Pearson plc	11.01	105.0%	230.5%	245.0%	117.5%
10/28/2011	China Real Estate Information Corporation	E-House (China) Holdings Limited	6.62	22.5%	32.9%	35.0%	2.1%
09/29/2011	LianDi Clean Technology, Inc.	SJI Inc.	4.80	166.7%	128.6%	128.6%	102.5%
06/27/2011	Tiens Biotech Group (USA), Inc.	Chairman	1.72	67.0%	59.3%	29.3%	22.9%
06/03/2011	Acorn International, Inc.	Individual investors	6.00	33.9%	38.2%	20.2%	37.3%
03/25/2011	Funtalk China Holdings Limited	Management, PAG	7.10	15.4%	23.9%	43.4%	32.7%
03/07/2011	China Fire & Security Group, Inc.	Management, Bain Capital	9.00	43.8%	56.5%	57.1%	26.2%
01/28/2011	China Security & Surveillance Technology, Inc.	Chairman	6.50	33.2%	34.9%	23.1%	20.4%
11/11/2010	Chemspec International Limited	Chairman, Primavera Capital	8.00	26.6%	20.7%	26.8%	6.1%
11/03/2010	Fushi Copperweld, Inc.	Chairman, Abax Global	11.50	26.4%	17.3%	29.2%	39.7%
10/28/2010	BMP Sunstone Corporation	Sanofi-Aventis	10.00	30.5%	28.2%	26.4%	51.5%
10/11/2010	Harbin Electric, Inc.	Chairman, Baring Asia	24.00	20.2%	36.2%	45.5%	35.9%
08/03/2010	Hanwha SolarOne Co., Ltd	Hanwha Solar Holdings Co., Ltd.	10.72	4.6%	7.2%	44.3%	33.5%
04/08/2010	Tongjitang Chinese Medicines Company	Chairman, Fosun International	4.50	19.0%	20.3%	18.1%	21.3%
			Min	4.6%	7.2%	16.2%	2.1%
			Mean	40.8%	48.2%	49.8%	49.8%
			Median	28.0%	34.4%	34.4%	34.7%
			Max	166.7%	230.5%	245.0%	141.7%
03/27/2012	ZENITH	Chairman, China Wealth Growth Fund	$ 13.50	46.6%	58.8%	20.4%	57.9%

Source: Capital IQ as of February 6, 2013, company filings and press releases.

Notes:

(a) Selected announced or completed change-of-control M&A transactions of U.S-listed Chinese companies with implied equity value between $100 million and $1.5 billion since 2008; no transactions meeting selection criteria in 2008 and 2009.

(b) Used first offer price.

(c) Used mid-point of offer range for analysis.

III. VALUATION ANALYSIS

Confidential - For the Special Committee's Use Only 24 Project ZENITH

Confidential - For the Special Committee's Use Only Project ZENITH 25 Discounted Cash Flow Analysis III. VALUATION ANALYSIS Notes: (a) Based on Company Forecasts provided to Cowen on December 13, 2012. (b) EBIAT represents earnings before interest and after taxes. (c) Discount rate based on Cowen estimates derived from a weighted average cost of capital analysis of selected public companie s. (d) Exit multiples based on Cowen estimates derived from selected public companies statistics. (e) Preliminary management net debt estimates for December 31, 2012 provided to Cowen on February 1, 2013. Projected Cash Flows (US$ in millions) Implied Enterprise Value (US$ in millions) Implied Equity Value (US$ in millions) Implied Value Per Share (US$) Implied Perpetuity Growth Rate Net Debt (e) Projected (a) Fiscal year ended December 31, 2013 2014 2015 2016 EBITDA 138.9$ 138.1$ 152.2$ 166.6$ Depreciation & amortization 43.2 51.3 57.8 63.4 EBIT 95.7 86.8 94.4 103.2 Less: Taxes 8.4 7.7 8.8 9.8 EBIAT (b) 87.3 79.1 85.6 93.4 Plus: Depreciation & amortization 43.2 51.3 57.8 63.4 Less: Capital expenditures, net (68.0) (121.0) (98.0) (83.0) Decrease / (Increase) in working capital (1.6) (6.5) (5.5) (6.5) Unlevered free cash flow 60.9$ 2.9$ 39.9$ 67.3$ Net debt $315.1 315.1 315.1 315.1 315.1 Discount Terminal multiple of 2016 EBITDA (d) Rate (c) 5.0x 5.5x 6.0x 6.5x 7.0x 8.5% $745.2 $805.3 $865.4 $925.5 $985.7 9.5% 720.9 778.9 836.8 894.8 952.7 10.5% 697.7 753.6 809.4 865.3 921.2 11.5% 675.5 729.4 783.2 837.1 891.0 12.5% 654.2 706.2 758.2 810.2 862.2 Discount Terminal multiple of 2016 EBITDA (d) Rate (c) 5.0x 5.5x 6.0x 6.5x 7.0x 8.5% $430.1 $490.2 $550.3 $610.4 $670.5 9.5% 405.8 463.8 521.7 579.6 637.6 10.5% 382.6 438.5 494.3 550.2 606.1 11.5% 360.3 414.2 468.1 522.0 575.9 12.5% 339.1 391.1 443.1 495.1 547.1 Discount Terminal multiple of 2016 EBITDA (d) Rate (c) 5.0x 5.5x 6.0x 6.5x 7.0x 8.5% $11.54 $13.15 $14.74 $16.33 $17.91 9.5% 10.87 12.41 13.94 15.46 16.99 10.5% 10.25 11.74 13.21 14.69 16.16 11.5% 9.66 11.10 12.52 13.95 15.37 12.5% 9.10 10.48 11.86 13.24 14.61 Discount Terminal multiple of 2016 EBITDA (d) Rate (c) 5.0x 5.5x 6.0x 6.5x 7.0x 8.5% 0.4% 1.1% 1.7% 2.2% 2.6% 9.5% 1.3% 2.0% 2.6% 3.1% 3.5% 10.5% 2.2% 2.9% 3.5% 4.0% 4.5% 11.5% 3.2% 3.9% 4.5% 5.0% 5.4% 12.5% 4.1% 4.8% 5.4% 5.9% 6.4%

Confidential - For the Special Committee's Use Only Project ZENITH 26 Equity Invested Projected Financial Summary (US$ in millions) Illustrative LBO Analysis III. VALUATION ANALYSIS Notes: US$ in millions, except per share data. Assumes transaction closes on March 31, 2013. (a) Assumes a 3.50x debt / LTM EBITDA leverage ratio. (b) Interest rate assumed to be 7.00% for Term Loan. (c) Assumes buyer retains 100% of equity interest post - deal. (d) LTM EBITDA of $112.9 million as of March 31, 2013 pro - forma based on Company Forecasts. (e) Estimated legal and advisory fees at entry and exit. Expenses at entry also include financing fees. (f) Exit value of equity equal to total sponsor and management equity. (g) Based on Company Forecasts provided to Cowen on December 13, 2012. (h) Interest and Capex pro - forma for the full year. (i) Debt amortization assumes cash sweep. Key Assumptions at Midpoint Valuation Equity Returns Analysis (c) – 2016 Exit Equity at Entry/Exit Mid - Point Premiums Paid Analysis Entry EBITDA Equity Mult. Capitalization $mm % of cap 5.50x $626.1 $230.9 36.9% 6.00x $682.6 $287.3 42.1% 6.50x $739.0 $343.8 46.5% Entry EBITDA Implied Equity Implied Implied Multiple TEV Value Pur. Price Premium 5.50x $621.1 $306.0 $8.22 (10.7%) 5.75x $649.3 $334.2 $8.98 (2.5%) 6.00x $677.6 $362.5 $9.74 5.7% 6.25x $705.8 $390.7 $10.49 13.9% 6.50x $734.0 $418.9 $11.24 22.1% Term Loan 3.50x Max. Leverage (a) 3.50x Int. Rate on Term Loan (b) 7.00% Tax Rate 10.66% Sources ($mm) Uses ($mm) Term Loan $395.2 Equity value @$9.74 $362.5 Net Debt 315.1 Sponsor Equity (c) 287.3 Fees / Expenses (c) 5.0 Total Sources $682.6 Total Uses $682.6 Entry Exit Multiple Multiple 5.00x 5.50x 6.00x 6.50x 7.00x 5.50x 23% 28% 32% 37% 41% 5.75x 19% 24% 28% 33% 36% 6.00x 16% 21% 25% 29% 33% 6.25x 13% 18% 22% 26% 29% 6.50x 10% 15% 19% 23% 26% Entry 3/31/2013 (d) Exit 2016 EBITDA $112.9 $166.6 TEV Multiple 6.00x 6.00x Implied TEV $677.6 $999.6 Less: Net Debt (395.2) (332.7) Fees/Expenses (e) 5.0 (3.3) Equity (f) $287.3 $663.6 Fiscal Year Ending December 31, (g) LTM 3/31/2013 (d) PF2013F (h) 2014F 2015F 2016F Summary Credit Statistics EBITDA $112.9 $138.9 $138.1 $152.2 $166.6 Term Loan / EBITDA 3.50x 2.66x 2.83x 2.47x 2.00x EBITDA / Total Interest – 5.2x 5.2x 5.7x 6.7x (EBITDA - CapEx) / Total Interest – 2.7x 0.6x 2.0x 3.4x Summary Balance Sheet Data Total Debt (i) $395.2 $368.8 $391.3 $376.6 $332.7 % Term Loan Debt Remaining 100.0% 93.3% 99.0% 95.3% 84.2%

Project ZENITH Confidential - For the Special Committee's Use Only IV. Appendix

Confidential - For the Special Committee's Use Only Project ZENITH 28 Weighted Average Cost of Capital Calculation IV. APPENDIX Weighted Average Cost of Capital Calculation Notes: (a) 10 - year U.S. Treasury rate per Capital IQ as of February 6, 2013. (b) Based on selected public company betas per Bloomberg as of February 6, 2013. (c) Equity risk premium and unaffected size premium per 2012 Ibbotson Risk Premia Over Time Report . (d) Per Country Default Spreads and Risk Premiums by Aswath Damodaran, January 2013. (e) Per ZENITH current weighted cost of debt as of September 30, 2012. (f) Effective tax rate of 10.6% per Company Forecasts. (g) Assumes a target debt to capitalization ratio of 29.6% based upon capital structure analysis of selected public companies. Cost of Equity (K e ) Risk Free Rate (10 Year U.S. Treasury) (a) 2.0% Levered beta (b) 0.95 Equity risk premium (c) 6.6% Unaffected size premium (c) 2.8% Country risk premium (d) 1.1% K e = 12.2% After Tax Cost of Debt (AT K d ) Pre-tax cost of debt (e) 6.4% Effective corporate tax rate (f) 10.6% AT K d = 5.7% Weighted Average Cost of Capital (WACC) Weighted Cost of Debt (g) 1.7% Weighted Cost of Equity (g) 8.6% WACC = 10.3%

COWEN
AND COMPANY ASIA

Management Forecasts vs. Wall Street Estimates

	2012E				2013F		
	Latest Company Estimates (a)	Wall Street Estimates in May 2012 (b)	Company Forecasts in May 2012 (c)	Delta (d)	Wall Street Estimates (e)	Company Forecasts (f)	Delta (d)
Revenue	$1,641.1	$1,597.1	$1,775.4	11.2%	$1,835.3	$1,932.6	5.3%
% of Latest Company Estimates	-	*97.3%*	*108.2%*				
EBITDA	$104.2	$104.4	$136.3	30.6%	$106.4	$138.9	30.5%
% of Latest Company Estimates	-	*100.1%*	*130.8%*				
Diluted EPS	$1.39	$1.49	$1.91	28.0%	$1.47	$1.89	29.2%
% of Latest Company Estimates	-	*107.3%*	*137.4%*				
Growth							
Revenue	12.7%	9.7%	21.9%	12.2%	11.8%	17.8%	5.9%
EBITDA	(2.9%)	(2.8%)	27.0%	29.8%	2.1%	33.3%	31.2%
Net Income	(19.5%)	(8.3%)	12.5%	20.8%	5.4%	36.2%	30.8%
Margins							
EBITDA Margin	6.3%	6.5%	7.7%	1.1%	5.8%	7.2%	1.4%
Net Margin	3.2%	3.7%	4.1%	0.4%	3.0%	3.6%	0.7%

Notes:
(a) Based on unaudited preliminary management estimates provided to Cowen on January 22, 2013.
(b) Based on the average from Roth Capital (May 10, 2012), Piper Jaffray (May 10, 2012), Oppenheimer (May 10, 2012), Cowen (May 10, 2012) and Maxim (May 11, 2012) research reports.
(c) Based on Company Forecasts as of May 2012.
(d) Represents the percentage difference between the Wall Street Estimates and Company Forecasts.
(e) Based on consensus estimates from Capital IQ as of February 6, 2013.
(f) Based on Company Forecasts provided to Cowen on December 13, 2012.

IV. APPENDIX

Confidential - For the Special Committee's Use Only
29
Project ZENITH